Exhibit 99.1

PRESS RELEASE

VCG Holding Corp (ticker: PTT, exchange: AMEX) News Release

April 4, 2006

VCG Holding Corp Announces Record Revenues, up over 39% over 2004

DENVER—(BUSINESS WIRE)—April 4, 2005—VCG Holding Corp (AMEX: PTT),

VCG Holding Corp. (VCG), a leading consolidator and operator of adult nightclubs, announced today financial results for the fiscal year ended December 31, 2005. Total revenues for the year increased 39.1% to $16,996,653 for fiscal year 2005 from $12,219,584 for fiscal year 2004. Net cash provided by operating activities for fiscal year 2005 totaled $1,858,198 compared to a net use of cash by operating activities of $1,256,169 for the prior year, an increase of approximately $602,000.

The Company reported net income of $414,479 or net income per share of $0.05 for the year ended December 31, 2005 as compared with a loss of $(1,798,161) or a net loss per share of $(0.10) for the same period 2004. During the fiscal year 2005, the Company reported a net loss applicable to the common shareholders of $1,271,251, or a loss per share applicable to the common shareholder of $0.15 compared to fiscal year 2004 net loss applicable to the common shareholder of $2,121,621 or a loss per share applicable to the common shareholder of $0.26. However, the 2004 net loss includes a total of $3.1 million in unusual items.

As of December 31, 2005, the company had 892,546 shares of Series A preferred stock outstanding and 8,656,569 shares of common stock outstanding. VCG had stockholder’s equity of $3,043,588 at December 31, 2005 as compared to $3,541,292 at December 31, 2004.

Troy Lowrie, Chairman and Chief Executive Officer of VCG Holding Corp stated, “2005 was a great year for VCG. After doubling the number of clubs owned in 2004, we have focused on cash flow and net income. A 15% increase in income from operations and approximately a $2.2 million increase in net income as compared to 2004 indicate that the acquired clubs are starting to make a difference in cash flow and operating results. Our management has performed well in light of our drastic expansion over the last two years. In addition we are looking forward to 2006 to see how the cost cutting measures we have instituted affect the results along with our increase of revenues.”

Summary Financial Information

	December 31,
	2005	2004	% Change
Income Statement Data
Total Revenue	$16,996,653	$12,219,584	39.9
Cost of Sales	2,393,437	1,289,118	85.7
SG&A	12,850,591	9,484,041	35.5
Income from operations	1,752,625	1,446,425	21.2
Interest Expense	1,347,951	1,428,113	(5.6)
Net Income (loss)	414,479	(1,798,161)
Preferred Dividend	1,685,730	323,460
Net (loss) applicable to common shareholders	$(1,271,251)	$(2,121,621)
Net Income (loss) per share	$0.05	$(0.10)
Preferred Dividend	(0.20)	(0.04)
Net (loss) applicable to common shareholders	$(0.15)	$(0.26)

	2005	2004
Balance Sheet Data
Current Assets	$2,090,560	$2,144,798
Net Property, Plant and Equipment	$14,214,133	$14,210,239
Other Assets	$11,554,372	$12,801,542
Total Assets	$27,859,065	$29,156,579
Current Liabilities	$6,530,114	$8,776,556
Total Liabilities	$15,890,015	$16,735,287
Preferred Stock	$8,925,462	$8,880,000
Shareholders Equity	$3,043,588	$3,541,292

	2005	2004
Cash Flow Data
Cash Flow from Operating Activities	$1,858,198	$1,256,169
Cash Flow from Investing Activities	$(776,117)	$(10,168,385)
Cash Flow from Financing Activities	$(1,163753)	$9,123,163

About VCG Holding Corp

VCG Holding Corp. is an owner, operator and consolidator of adult nightclubs throughout the United States. The Company currently owns six adult nightclubs, one upscale dance lounge and operates seven other adult nightclubs under management agreements. The owned and managed clubs are located in Indianapolis, St. Louis, Denver, Phoenix, and Louisville.

Forward-looking statements

Statements contained in this press release concerning future results, performance or expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as assumptions on which such statements are based. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release. Forward-looking statements involve a number of risks and uncertainties, and other factors, that could cause actual results, performance or developments to differ materially from those expressed or implied by those forward-looking statements including the following: failure of facts to conform to necessary management estimates and assumptions; the Company’s ability to identify and secure suitable locations for new nightclubs on acceptable terms, open the anticipated number of new nightclubs on time and within budget, achieve anticipated rates of same-store sales, hire and train additional nightclub personnel and integrate new nightclubs into its operations; the continued implementation of the Company’s business discipline over a large nightclub base; unexpected increases in cost of sales or employee, pre-opening or other expenses; the economic conditions in the new markets into which the Company expands and possible uncertainties in the customer base in these areas; fluctuations in quarterly operating results; seasonality; changes in customer spending patterns; the impact of any negative publicity or public attitudes; competitive pressures from other national and regional nightclub chains; business conditions, such as inflation or a recession, or other negative effect on nightclub patterns, or some other negative effect on the economy, in general, including (without limitation) growth in the nightclub industry and the general economy; changes in monetary and fiscal policies, laws and regulations; war, insurrection and/or terrorist attacks on United States soil; and other risks identified from time to time in the Company’s SEC reports, including the Annual Report on Form 10-KSB for 2005, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, registration statements, press releases and other communications, and amendments thereto The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:

Troy H. Lowrie, CEO

Micheal Ocello, President

Donald W Prosser, CFO

VCG Holding Corporation

390 Union Blvd, Suite 540

Lakewood, Colorado 80228

Telephone	303.934.2424
Facsimile	303.922.0746
Email:	tlowrie@vcgh.com
mocello@vcgh.com
dprosser@vcgh.com